Exhibit 11.1
GRAB HOLDINGS LIMITED
STATEMENT OF POLICIES
GOVERNING MATERIAL NON-PUBLIC INFORMATION AND
THE PREVENTION OF INSIDER TRADING
(Initially effective as of November 19, 2021, as last amended on February 10, 2026)
1.OBJECTIVE
As a publicly-traded company, Grab Holdings Limited (the “Company” or “we”), directors, officers and employees of the Company, its subsidiaries and consolidated affiliated entities, and others who may have access to information regarding the Company are subject to securities laws relating to the treatment of undisclosed material information that prohibit trading in the Company’s securities while in possession of material non-public information about the Company. These laws also prohibit trading in the securities of other public companies to the extent that you come into possession of material non-public information of those companies.
The guidelines set out in this Trading Policy (the “Policy”) have been developed to protect the Company and those to whom this Policy applies by preventing improper trading, and the appearance of improper trading, in the Company’s securities. These guidelines are in addition to, and do not replace, securities laws in the United States and other applicable jurisdictions governing the trading of the Company’s securities.
It is essential that all persons to whom this Policy applies are aware of the laws relating to insider trading. It is your personal responsibility to ensure that when you propose to trade in the Company’s securities or the securities of other public companies with which we do business, that you comply with this Policy and all applicable insider trading laws. If you are ever unsure of whether or not you are permitted to trade in the Company’s securities or the securities of another public company, contact the Legal Department at legal.trading@grab.com before you act.
2.SCOPE
This Policy applies to all directors, officers and employees of the Company and its subsidiaries and consolidated affiliated entities and to consultants and contractors of the Company and its subsidiaries and consolidated affiliated entities, wherever located.
You should be particularly sensitive to ensuring that your spouse, partner or other family members who live with you do not, intentionally or unintentionally, gain access to undisclosed material information about the Company. The trading restrictions in this Policy and under securities laws, as well as the potential consequences for violation, will apply to your spouse, partner or other family members if they gain access to undisclosed material information.
This Policy applies to all trading in any securities of the Company, including any of the Company’s shares, securities convertible or exchangeable into shares or other securities of the Company, debt instruments, puts, calls, options and any other rights or obligations to purchase or sell securities of the Company. It also applies to derivative securities relating to the Company’s securities, whether or not issued by the Company. “Trading” for the purposes of this Policy includes purchases, sales and gifts, unless otherwise stated.
It is important to understand that this Policy applies to all securities that you beneficially own and/or over which you have direct or indirect control or direction, which includes securities owned by other persons (including family members, trusts or corporations) where you direct or influence their investment decisions.
3.DEFINITIONS
“Material information” means any fact or change (or a decision by the Board of Directors or senior management to implement a change) in the business, operations, financial situation or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the Company’s securities. Material information also includes information that a reasonable investor would consider to be important in reaching an investment decision. Any information that could be expected to affect a company’s stock price, whether positive or negative, or whether the change is large or small, may be considered material.
It is not possible to define all categories of information that is or may be considered material, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa. While the following is not intended to be an exhaustive list or a substitute for the exercise of judgment in making materiality determinations, some examples of information that could be considered to be material include:
●operating and financial results;
●financial projections;
●proposed mergers, acquisitions or joint ventures involving the Company or divestitures of significant assets or a subsidiary or consolidated affiliated entity by the Company;
●changes in control or management;
●Board of Directors changes;
●changes in officers or other senior management of the Company;

●public or private sales of the Company’s securities;
●proposed or pending material financings;
●events of default under financing or other agreements;
●material transactions involving directors, officers or principal shareholders of the Company;
●labor disputes or disputes with key customers;
●natural disasters or any other significant event related to environment, health and safety;
●changes in the Company’s auditors, or a notification from its auditors that the Company may no longer rely on the auditors’ audit report;
●pending or threatened litigation;
●internal investigations and compliance-related matters;
●material impairments, write-offs or restructurings;
●creation of a material direct or contingent financial obligation;
●impending bankruptcy or financial liquidity problems;
●material agreements not in the ordinary course of business (or termination thereof);
●significant risks or incidents relating to cybersecurity, data protection or privacy;
●decisions or recommendations regarding dividend payments or policies or other modifications to the rights of the Company’s securityholders;
●changes in capital or corporate structure; and
●significant matters which could affect the market for Company securities, such as a forthcoming research recommendation by a major brokerage firm or the intention by any party to buy or sell a large amount of Company securities.
“Undisclosed material information” means material information that has not yet been generally disclosed to the public. Material information about the Company should be considered non-public or undisclosed unless there is a certainty that it is publicly available. As a general rule, material information is only considered “generally disclosed” once it has been accurately published and widely disseminated, making it generally available to investors, and sufficient time has elapsed in order for investors to react to the information. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Given the requirement that sufficient time has elapsed for investors to react to the information, even after public disclosure of material information about the Company, you must wait one (1) full trading day before you can treat the information as public, unless otherwise advised by the Legal Department that the sufficient time period is longer or shorter in light of prevailing circumstances. The term “trading day” means a day on which the stock exchange(s) on which the Company’s securities are traded (currently Nasdaq) are open for trading.
4.GUIDELINES
4.1    Insider trading and tipping restrictions
Insider trading and tipping prohibitions are designed to ensure that anyone who has access to undisclosed material information does not trade or assist others in trading to the disadvantage of investors generally.
(a)Persons in a “special relationship” with the Company
You may come into possession of material information about the Company or other companies in the normal course of your work (such as news about financial results prior to public disclosure, material corporate transactions, significant management changes, etc.). Under applicable United States securities laws, directors, officers, employees, contractors and consultants of the Company, among others, are considered to be in a “special relationship” with the Company and, as a result, are caught by the prohibitions against insider trading and tipping described below. The concept of a special relationship with a public company is defined very broadly and extends to any person or company who falls within one of the categories summarized in Appendix A. Importantly, it also captures a potentially infinite chain of persons who receive undisclosed material information about the Company.
(b)No trading on undisclosed material information
It is illegal and strictly prohibited by this Policy to directly or indirectly engage in any transaction involving a purchase or sale of the Company’s securities, or otherwise engage in any transactions (including gifting), directly or indirectly, in any of the Company’s securities, at any time when you have knowledge of undisclosed material information. To do so would be “insider trading”.
You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to complete the transaction before learning of the undisclosed material information. Questions about whether information is material, whether material information is now public or has been “generally disclosed”, or has ceased to be material, should be directed to the Legal Department of the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money to settle a tax payment or for an emergency expenditure) are not exempted from these restrictions or the restrictions on tipping. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
(c)No “tipping” or “recommending”
It is also illegal and strictly prohibited by this Policy to disclose, other than in the necessary course of business, undisclosed material information relating to the Company to any other person (such as, but not limited to, family members, neighbors, friends, acquaintances, investment professionals, financial planners, family companies or family trusts), or to make recommendations or encourage the purchase, sale or gifting of the Company’s securities on the basis of material non-public information. To do so would be “tipping”.
The question of whether a particular disclosure is being made in the “necessary course of business” is a mixed question of law and fact that must be determined on a case-by-case basis. While communications between employees, officers and board members, legal counsel, auditors and other professional advisors is generally acceptable, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of “tipping” and will not be considered to be in the necessary course of business. Questions about whether certain proposed disclosure is in the “necessary course of business” should be directed to the Legal Department of the Company.
4.2    Restrictions on short selling and other speculative trading
Those to whom this Policy applies must refrain from active or speculative trading involving the Company’s securities based on short-term fluctuations in the price of the Company’s securities or other market conditions. This includes, but is not limited to, short sales, trading in puts, calls or options or similar rights or obligations to buy or sell the Company’s securities or derivative securities relating to the Company’s securities, and the purchase of the Company’s securities with the intention of quickly reselling them. You may, of course, exercise stock options granted to you by the Company and, subject to the restrictions discussed in this Policy, sell shares acquired through the exercise of those options.
A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, you may not engage in a put, call or other derivative security transaction relating to the

Company’s securities on an exchange or in any other organized market without prior approval from the Legal Department.
4.3    Hedging transactions
Those to whom this Policy applies are also prohibited from purchasing financial instruments (such as prepaid variable forward contracts, equity swaps or collars) designed to hedge or offset a decrease in the market value of the Company’s securities.
Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause you to no longer have the same objectives as the Company’s other stockholders, you may not engage in such transactions without prior approval from the Legal Department.
4.4    Margin accounts and pledges
Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities would fall under the restrictions in this Policy on trading during such times. Therefore, no person to whom the Policy is applicable may hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan without prior approval from the Legal Department.
4.5    Trading blackouts
The Company has established certain periods (“Blackout Periods”) during which all directors, officers and employees of the Company shall refrain from conducting any transactions in the Company’s securities.
Unless otherwise advised by the Legal Department, a Blackout Period will begin 15 days prior to the end of a fiscal quarter and will end one (1) full trading day after the public release of the Company’s financial results for such fiscal quarter or year-end, as the case may be.
From time to time the Legal Department, in consultation with other departments within the Company, may impose special Blackout Periods, during which you and other affected persons will be prohibited from engaging in transactions in the Company’s securities. In the event of a special Blackout Period, the General Counsel will notify you and other affected persons, who will be prohibited from engaging in any transaction involving the Company’s securities until further written notice. The imposition of a special Blackout Period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
The Legal Department may shorten, suspend, terminate or extend any Blackout Period at such time and for such duration as deemed appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
Even in the absence of a Blackout Period, any person possessing undisclosed material information about the Company should not engage in any transactions in its securities until such information has been disclosed publicly for one (1) full trading day.
4.6    Certain exceptions
Stock Option Exercises: This Policy does not apply to the exercise of any employee stock options, whereby you pay out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Employee Stock Purchase Plan: This Policy does not apply to purchases of Company stock resulting from your periodic contribution of money to any employee stock purchase plan adopted by the Company from time to time pursuant to the election made by you at the time of enrollment. This Policy does apply, however, to (1) an election to participate in the plan for any enrollment period, (2) sales of Company stock purchased pursuant to the plan and (3) an election to increase or decrease the amount of automatic periodic contributions by payroll deduction to the plan.
Restricted Stock and Restricted Stock Unit Awards: This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units, or the sale of shares to cover taxes that become immediately due upon vesting of restricted stock or restricted stock units in certain jurisdictions. The Policy does apply, however, to any market sale of stock after vesting.
Class B Insider Transfers: To the extent such transfers are otherwise permissible, this Policy does not apply to transfers of Class B Ordinary Shares (as defined in the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”)) exclusively among Key Executives (as defined the Articles). In addition, this Policy does not apply to other transfers of Class B Ordinary Shares exclusively among Key Executives and/or Permitted Entities (as defined in the Articles) or Permitted Transferees (as defined in the Articles); provided that prior to such transfer any Key

Executive whose Permitted Entities or Permitted Transferees are involved in such transfer has certified to the Company that such Permitted Entity or Permitted Transferee has access to all information available to such Key Executive at the time of decision-making with respect to such transfer; provided further that any such transfer occurring other than during a Blackout Period or absent such certification shall otherwise be subject to the terms of this Policy.
4.7    Retention of Incentive Securities on Company’s platform
To enhance the Company’s ability to enforce this insider trading policy, directors, officers and employees of the Company, subsidiaries and consolidated affiliated entities must keep the Company’s securities acquired under the Company’s share incentive plans (including, for the avoidance of doubt, any equity stock purchase plan) (the “Incentive Securities”) in the Company’s equity management platform unless otherwise agreed by the Legal Department. However, directors and Section 16 Officers (as defined in Appendix B hereto) may transfer their Incentive Securities to their personal brokerage accounts for limited purposes, such as to establish a “10b5-1 trading plan”, subject to prior approval by the Legal Department. In addition, Incentive Securities may be transferred outside of the Company’s equity management platform upon termination of employment and/or services with the Company, provided that (i) directors and Section 16 Officers may not do so until three (3) months after their termination of employment and/or services with the Company unless otherwise agreed by the Legal Department; and (ii) the Legal Department may postpone the dates of such transfers made by those to whom this Policy applies in order to promote compliance with applicable insider trading laws.
4.8    Pre-clearance of trades by directors and Section 16 Officers
Before trading the Company’s securities, directors and Section 16 Officers of the Company must obtain written pre-clearance from the Chairman of the Board of Directors (whereas for any trading by the Chairman of the Board of Directors, the pre-clearance shall be obtained from the General Counsel), with a copy to the General Counsel. Each proposed trade will be evaluated to determine if it raises potential insider trading or other concerns under securities laws. Notwithstanding receipt of pre-clearance, (i) if the director or Section 16 Officer proposing to trade the Company’s securities becomes aware of material nonpublic information or becomes subject to a Blackout Period before the trade is effected, they shall not proceed with the trade; and (ii) it remains the responsibility of such director or Section 16 Officer to make an independent determination as to whether they possess material nonpublic information when the trade is made and that the trade is not in violation of insider trading and other applicable laws.
4.9    10b5-1 trading plans
Those to whom this Policy applies must follow the guidelines set forth in Appendix B hereto if they wish to adopt a 10b5-1 trading plan for the Company’s securities.
4.10    Trading in securities of other companies

This Policy is not restricted to information affecting the Company’s securities. You may obtain material information about other companies in the course of your work for the Company. As such, this Policy and the guidelines set out herein also apply to undisclosed material information about other companies or entities with which we do business, including but not limited to joint venture partners or service providers, customers, partners, vendors and suppliers of the Company, as well as potential take-over bid, merger or acquisition candidates (collectively, “business counterparties”), when that information is obtained in the course of employment with or providing services to or on behalf of the Company.
Criminal and civil penalties, and termination of your relationship with the Company may result from trading in the securities of, or tipping or recommending trades in relation to, any business counterparty when in possession of undisclosed material information about that business counterparty. Undisclosed material information about the Company’s business counterparties should be treated in the same way and with the same care as information related directly to the Company.
In addition, you must not engage in “shadow trading”, i.e. trading of the securities of other economically-linked companies, such as a competitor with a “market connection” to the Company, on the basis of material non-public information obtained in the course of providing services to or employment with the Company, as such shadow trading could be viewed by the SEC to constitute insider trading in violation of federal securities laws.
For example, say you learn that the Company has plans to acquire Company A. The acquisition is not material to the Company but it is material non-public information about Company A. There is also a Company B in the same industry that is economically linked to Company A, such that the announcement of the acquisition of Company A could be expected to affect the stock price of Company B. This policy prohibits trading in securities of both Company A and Company B while in possession of that material non-public information.
4.11    Confidentiality
You must maintain the confidentiality of the Company’s non-public information. In the event you receive any inquiry or request for information (particularly financial results and/or projections, and including any inquiry or request to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of your regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Legal Department.
4.12    Policy awareness and consequences for violation
Copies of this Policy will be made available to directors, officers, employees, consultants and contractors, either directly or by posting the Policy on the Company’s website, and such individuals will be informed whenever significant changes are made.

Insider trading and tipping are serious offences and the consequences can be severe. Company directors, officers, employees, contractors or consultants who violate this Policy will be subject to disciplinary action by the Company, including possible termination of their relationship with the Company. This is in addition to facing significant fines and penalties and/or imprisonment. You should carefully consider how your trading activities may be construed by enforcement authorities who have the benefit of hindsight. Remedies available to the United States government or private plaintiffs under the securities laws in the United States include:
●administrative sanctions;
●civil injunctions;
●damage awards to private plaintiffs;
●disgorgement of all profits;
●civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
●prison sentences of up to 20 years.
Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed undisclosed material information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information. Large penalties have been imposed even when the disclosing person did not profit from the trading.
Further, any such activities (or even an accusation of securities law violations) may not only result in significant consequences for you, but could also be very damaging to the Company’s reputation and its relationships with its business counterparties, and may expose it to liability.
The Legal Department may, from time to time, permit departures from this Policy and no provision contained herein is intended to give rise to civil liability to securityholders of the Company or other liability whatsoever.
4.13    Post-Termination Transactions

The restrictions set out in this Policy continue to apply even after termination of employment or service with the Company. If you are in possession of material non-public information when your employment or service terminates, you may not trade in the Company’s securities (or another company’s securities, as described in this Policy) until such information has become public for one (1) full trading day or is no longer material. If your employment or service terminates during a quarterly Blackout Period or a special Blackout Period, you will continue to be subject to the Blackout Period until its end date, unless otherwise determined by the Legal Department.
4.14    Review of the Policy
This Policy will be reviewed periodically by the Company in order to ensure that it continues to comply with applicable laws and good corporate governance practices.
This Policy may be amended at any time at the discretion of the Company’s Legal Department.
4.15    Questions
If you have questions about general insider trading matters, any part of this Policy or your responsibilities under this Policy, please contact the Legal Department of the Company.
4.16    Acknowledgment
You must confirm your understanding of, and intent to comply with, this Policy by completing, executing and returning to the Legal Department of the Company the form provided in Appendix C hereto.

APPENDIX A
PERSONS AND COMPANIES IN A SPECIAL RELATIONSHIP WITH THE COMPANY
Under applicable securities laws, persons considered to be in a “special relationship” with the Company include:
(a) all directors, officers and employees of the Company;
(b) all directors, officers and employees of any subsidiary or consolidated affiliated entity of the Company;
(c) any person or company who beneficially owns, controls or directs more than 10% of the ordinary shares of the Company;
(d) every director or officer of a company referred to in (c);
(e) a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of the Company; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with the Company; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of the Company’s property; (each of (i), (ii), or (iii) is herein referred to as a “Merger Partner”), and every director, officer or employee of a Merger Partner and any person who beneficially owns, controls or directs more than 10% of the voting shares of the Merger Partner;
(f) a person or company (such as lawyers, accountants, engineers, and other advisers or consultants) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of the Company or a Merger Partner, and every director, officer or employee thereof;
(g) a person or company that learns of undisclosed material information while the person or company was any of the persons or companies described in (a) through (f) above; and
(h) a person or company that learns of undisclosed material information with respect to the Company (a “tippee”) from any other person or company in a special relationship with the Company (a “tipper”) where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with the Company. This includes a “tippee” who is tipped by a previous “tippee”.

APPENDIX B

RULE 10B5-1 TRADING PLAN GUIDELINES
Set forth below are guidelines for any Rule 10b5-1 trading plan covering the Company’s securities proposed to be adopted by persons to whom the Company’s Insider Trading Policy (the “Policy”) applies. In addition to the Policy and these guidelines, all 10b5-1 trading plans, as well as amendments, modifications or terminations of those plans, must comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of these guidelines, “Section 16 Officers” refers to personnel that would be deemed to be an “officer” in accordance with Rule 16a-1(f) promulgated under the Exchange Act.
(1)Participants. The Company’s directors and Section 16 Officers are encouraged to adopt a 10b5-1 trading plan to govern all trades they make involving the Company’s securities. Other employees are not expected to set up 10b5-1 trading plans but if they wish to do so they should arrange with their own brokers, and seek prior written approval from the Legal Department.

(2)Plan Adoption and Approval. The 10b5-1 trading plan must be in writing and signed by the person establishing the plan. The Company will keep a copy of each 10b5-1 trading plan. The Legal Department must pre-approve, in writing, each 10b5-1 trading plan, including any amendment, modification or termination. Participants must enter into a plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rules 10b-5 or 10b5-1 thereunder.

(3)Representations. Each 10b5-1 trading plan, including any Material Modification (as defined below) of a 10b5-1 trading plan, must include a representation by the participant certifying that he or she (A) at the time of adoption, (i) is not aware of any material non-public information about the Company or its securities; and (ii) is adopting the 10b5-1 trading plan or Material Modification of such plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rules 10b-5 or 10b5-1 thereunder; and (B) will at all times act in good faith with respect to the 10b5-1 trading plan, including any amendments, modifications or terminations thereof.

(4)Timing and Term of a Plan. A participant can only set up a 10b5-1 trading plan when the participant does not possess material non-public information about the Company. In addition, participants may only adopt a trading plan during an open trading window (as prescribed under the Policy) and at a time when the participant is not otherwise subject to any trading restrictions imposed by the Company. At the time of adoption, each 10b5-1 trading plan must have an expected term of at least 12 months but no longer than 24 months, unless otherwise approved by the General Counsel or an individual designated by the General Counsel. That said, 10b5-1 trading plans may provide for early termination at any time after 90 days following the day on which the participant is no longer a director, officer or employee of the Company, provided that the participant no longer possesses any material non-public information about the Company.

(5)Timing of a Plan Amendment or Modification. All amendments or modifications of a 10b5-1 trading plan must be pre-approved by the General Counsel or an individual designated by the General Counsel. Each 10b5-1 trading plan may be amended or modified by a participant to change the amount, price or timing of the purchase, sale or gifting of the securities underlying the 10b5-1 trading plan, including to amend or change a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase, sale or gifting of such securities (a “Material Modification”), only when the participant does not possess material non-public information about the Company. In addition, participants may only enter into a Material Modification during an open trading window (as prescribed under the Policy) and at a time when the participant is not otherwise subject to any trading restrictions imposed by the Company. All Material Modifications will be considered a termination of the original plan and an adoption of a new 10b5-1 plan, triggering a new Cooling-Off Period, as described below in Section 7 under “Delayed Effectiveness of First Trade”. A 10b5-1 Plan may not be amended or modified more than once in any 12-month period. Administrative changes to a 10b5-1 plan that do not affect the price, number or timing of a purchase, sale or gifting (or any written formula or algorithm, or computer program that affects the amount, price, or timing of a purchase, sale or gifting), such as adjustments for a stock split, will not be deemed a termination that triggers a new cooling-off period.

(6)Termination. Each 10b5-1 trading plan may be terminated prior to expiration in accordance with its terms at any time, provided that such termination must be pre-approved by the General Counsel or an individual designated by the General Counsel. Participants are discouraged from terminating a 10b5-1 trading plan while in possession of material non-public information. In addition, participants are discouraged from terminating a 10b5-1 trading plan during a trading blackout period (as prescribed under the Policy) or when such participants are subject to other trading restrictions imposed by the Company. If a participant terminates his or her 10b5-1 trading plan early after obtaining such approval, he or she may not trade in the Company’s securities until 30 days after the date of termination or, if the day immediately following this 30-day period falls during a blackout period, after the end of that blackout period. This 30-day restriction does not apply to 10b5-1 trading plans that expire by their own terms (e.g., pursuant to the expiration date or where all shares included in the plan have been sold).

(7)Delayed Effectiveness of First Trade. The first trade under a 10b5-1 trading plan cannot occur until the expiration of the applicable waiting period (the “Cooling-Off Period”) as follows: (i) if the participant is a director or Section 16 Officer of the Company, the later of (A) 90 days following the adoption of the Rule 10b5-1 trading plan or (B) two business days following the disclosure of the Company’s financial results in a Form 6-K or Form 20-F covering the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan), and (ii) for all other participants, at least 30 days. Following a Material Modification of a 10b5-1 trading plan, trades under the plan must not take place until the expiration of the applicable Cooling-Off Period measured from the date of the Material Modification.

(8)Relationships with Plan Broker; No Subsequent Influence. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate any material non-public information about the Company to the broker, or attempt to influence how, when and whether the broker exercises its discretion.

(9)Plan Specifications; Single-Trade Plans. The 10b5-1 trading plan must specify the amount of stock to be purchased, sold or gifted, or specify or set an objective formula for determining the amount of stock to be traded. Transaction types such as market, limit and VWAP orders are allowed. Each 10b5-1 trading plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading. Other than 10b5-1 trading plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock unit awards (“Eligible Sell-to-Cover Plans”), 10b5-1 trading plans that are designed to effect the open-market purchase or sale or gifting of Company securities as a single trade may only be entered into once every 12-month period.

(10)Other Trades. Except as may be pre-approved by the General Counsel or an individual designated by the General Counsel, no participant entering into a 10b5-1 trading plan may make open-market purchases or sales or gifting of the Company’s securities while a 10b5-1 trading plan is in effect other than in connection with sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock unit awards, which shall be sold in compliance with applicable U.S. securities laws.

(11)Only One Plan in Effect at Any Time. A participant may have only one 10b5-1 trading plan in effect at any time. A series of separate contracts with different broker-dealers to execute trades pursuant to a single 10b5-1 trading plan will be treated as a single plan. However, a participant may adopt an additional 10b5-1 trading plan if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. However, if the first plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until expiration of the applicable Cooling-Off Period measured from the date of termination of the first plan. This restriction on overlapping plans does not apply to Eligible Sell-to-Cover Plans, provided that the participant is not permitted to exercise control over the timing of the sales under such plans.

(12)No Hedging. Participants subject to the Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities. Likewise, before adopting a 10b5-1 trading plan, the participant must not have entered into a transaction or position that has yet to settle with respect to the securities subject to the 10b5-1 trading plan. The participant must also agree not to enter into any such transaction while the 10b5-1 trading plan is in effect.

(13)Mandatory Suspension or Termination. Each 10b5-1 trading plan must suspend trades or terminate if legal, regulatory or contractual restrictions are imposed on the participant, or other events occur that would prohibit trades under such a plan. For example, trading would need to be suspended or the plan terminated if these guidelines were amended to preclude the particular sort of trade contemplated by the plan.

(14)Compliance with Rule 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the Securities Act, including the filing of Forms 144, when and if applicable, including the disclosure of the adoption date of a Rule 10b5-1 plan that is applicable to the planned sale reported on the Form 144. If you need additional information on Rule 144 and Form 144, please contact the Legal Department.

(15)Broker Obligation to Provide Notice of Trades. Each 10b5-1 trading plan set up by a Section 16 Officer must provide that the broker will promptly notify the participant and the Company of any trades under the plan so that the participant can make timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).

(16)Exchange Act Filings. Each 10b5-1 trading plan must contain an explicit acknowledgement by the participant that all filings required by the Exchange Act, as a result of or in connection with trades under the 10b5-1 trading plan, are the sole obligation of the participant and not the Company. Directors and Section 16 Officers must in any Form 4 reporting a transaction effected pursuant to a 10b5-1 trading plan, check the appropriate box to indicate that the transaction is pursuant to a 10b5- 1 trading plan and provide the date of adoption of the plan in a footnote to such transaction.

(17)Company Not Party to the Plan. The 10b5-1 trading plan must not have the Company as party to the plan.

Exceptions; Waivers. Any exception to or waiver of these guidelines must be pre-approved by the General Counsel or an individual designated by the General Counsel, or in the event that the General Counsel is seeking such exception to or waiver of these guidelines, such request must be pre-approved by the Company’s Chief Financial Officer.

APPENDIX C
CERTIFICATION OF COMPLIANCE
TO:    Legal Department
FROM:     ___________________________
RE:    STATEMENT OF POLICIES OF GRAB HOLDINGS LIMITED GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING
I have received, reviewed, and understand the policies set forth in the above-referenced Statement of Policies (such policies, as from time to time amended, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Grab Holdings Limited or any of its subsidiaries or affiliated entities, to comply fully with the Policy.
I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Grab Holdings Limited or any of its subsidiaries or affiliated entities.
I agree to adhere to the Policies in the future.
Signature:
Name:
ID Card Number :
Title:
Date: